EXHIBIT 10.39

PURCHASE AND SALE AGREEMENT

between

SBE Partners LP

as Seller

and

Catena Oil & Gas LLC

as Buyer

Dated as of

May 29, 2009

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT dated as of May 29, 2009, is made by and between SBE Partners LP, a Texas limited partnership (“Seller”), and Catena Oil & Gas LLC, a Texas limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller shall contemporaneously sell and convey to Buyer an undivided 36.2% of Seller’s right, title and interest in all assets owned by Seller, and Buyer shall contemporaneously purchase and accept title to such assets;

WHEREAS, Seller and Buyer desire to set forth herein the purchase price for such assets and certain representations, warranties and covenants that shall survive the execution and delivery of the Conveyance (defined below);

NOW, THEREFORE, Seller and Buyer agree as follows:

1. Property Sold and Purchased

Section 1.1 Property Sold and Purchased. The assets that shall be contemporaneously sold and conveyed by Seller and purchased by Buyer shall be an undivided 36.2% of Seller’s right, title and interest in and to:

(a) The oil and gas leases described on Exhibit A hereto; and

(b) Without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Seller in and to the oil, gas and other minerals in and under or that may be produced from the lands described on Exhibit A hereto (including, without limitation, interests in oil, gas and/or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests insofar as they cover such lands), even though Seller’s interest therein may be incorrectly described in, or omitted from, such Exhibit A; and

(c) All presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations), any other orders, permits or credits of any governmental entity, and any and all severance tax refunds to the extent that they relate to any of the properties described in subsections (a) and (b) above; and

(d) All presently existing and valid production sales contracts, operating agreements, and other agreements and contracts to the extent that they relate to any of the properties described in subsections (a), (b) and (c) above; and

(e) All materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment) located on the properties described in subsections (a), (b) and (c) above and used in connection with the exploration, development, operation or maintenance thereof.

The properties, rights and interests (as to the undivided 36.2% conveyed hereby) specified in the foregoing subsections (a), (b), (c), (d) and (e) are herein sometimes collectively called the “Properties”.

Section 1.2 Excluded Properties. The Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller:

(a) all rights and choses in action, arising, occurring or existing in favor of Seller prior to the Effective Date or arising out of the operation of or production from the Properties prior to the Effective Date (including, but not limited to, any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Seller and relating and accruing to any time period prior to the Effective Date).

(b) any accounts receivable relating to the Properties accruing before the Effective Date;

(c) all corporate, financial, tax and legal (other than title) records of Seller;

(d) all contracts of insurance or indemnity, to the extent that the proceeds relate to the losses of Seller based on its interests in and to the Properties;

(e) any refund of costs, taxes or expenses borne by Seller attributable to the period prior to the Effective Date, except for severance tax refunds conveyed to Buyer above;

(f) all deposits, cash, checks, funds and accounts receivable attributable to Seller’s interests in the Properties with respect to any period of time prior to the Effective Date;

(g) all computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Seller, and not otherwise in possession of the Buyer; and

These excluded properties are collectively referred to as the “Excluded Properties.” It is understood that certain of the Excluded Properties may not be embraced by the term “Properties.” The fact that certain assets have been expressly excluded is not intended to suggest that had they not been excluded they would have constituted Properties and shall be not used to interpret the meaning of any word or phrase used in describing the Properties.

2. Purchase Price

Section 2.1 Purchase Price. Buyer shall pay Seller cash in the amount of Forty-Nine Million Three Hundred Forty Thousand Three Hundred Eighty-Six Dollars and no/100 ($49,340,386.00) for the Properties (“Purchase Price”), to be adjusted after Closing in accordance with the terms hereof.

Section 2.2 Purchase Price Allocation. Seller and Buyer agree that they shall allocate the Purchase Price, as adjusted herein, among the Properties for tax purposes in a manner consistent with Section 1060 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, based upon the fair market values of the Properties. The Purchase Price allocation shall be agreed upon before the earliest due date of the tax returns of Seller and Buyer for the year in which the parties entered into this Agreement. Seller and Buyer agree to file all information reports and tax returns (including IRS Form 8594 and any amended tax returns or claims for refund) in a manner consistent with the Purchase Price allocation agreed upon under this Section 2.2.

3. Representations and Warranties of Seller

Seller represents to Buyer that:

Section 3.1 Organization and Existence. Seller is a duly organized, validly existing, and in good standing under the laws of the state of its formation. Seller is duly qualified to transact business in the State of Texas.

Section 3.2 Power and Authority. Seller has all requisite authority to execute, deliver, and perform this Agreement and the Conveyance.

Section 3.3 Valid and Binding Agreement. This Agreement and the Conveyance when executed will constitute, a valid and legally binding obligation of Seller, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 3.4 Non-Contravention. Other than requirements (if any) that there be obtained consents to assignment (“Consents”) or waivers of preferential rights to purchase (“Preferential Rights”) from third parties and Governmental Consents, neither the execution, delivery, and performance by Seller of this Agreement and the Conveyance (a) violate any governing instruments of Seller, (b) violate any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material lease, contract, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of its properties may be bound, (c) result in the creation or imposition of any lien or other encumbrance upon the Properties or (d) violate any applicable law, rule or regulation binding currently imposed by a governmental entity upon Seller or the Properties. For purposes of this Agreement, “Governmental Consents” shall mean approvals required to be obtained from governmental entities who are lessors under leases forming a part of the Properties (or who administer such leases on behalf of such lessors) which are customarily obtained post-closing and which Seller has no reason to believe cannot be obtained.

Section 3.5 Approvals. Other than requirements (if any) that there be obtained Consents or waivers of Preferential Rights from third parties and Governmental Consents, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement or the Conveyance.

Section 3.6 Pending Litigation. To Seller’s knowledge, there are no pending threatened suits, actions, notices of violations, or other proceedings or claims (collectively, “Claims”) in which Seller is or may be a party which relate to the Properties, or affect the execution and delivery of this Agreement or the Conveyance.

Section 3.7 Disclaimer of Warranties. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTIONS 3.1 THROUGH 3.6 ABOVE ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. THE CONVEYANCE DELIVERED AT CLOSING WILL BE A CONVEYANCE WITHOUT WARRANTY OF TITLE. WITHOUT LIMITATION OF THE FOREGOING, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN THE FIRST SENTENCE OF THIS PARAGRAPH, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER SHALL HAVE INSPECTED, AND DEEMED TO HAVE WAIVED, ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”). BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTIES, AND BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS”, “WHERE IS” CONDITION. ALSO WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA,

RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

4. Representations and Warranties of Buyer

Buyer represents to Seller that:

Section 4.1 Organization and Existence. Buyer is a duly organized, legally existing and in good standing under the laws of its state of formation, and is qualified to do business in the State of Texas.

Section 4.2 Power and Authority. Buyer has all requisite authority to execute, deliver, and perform this Agreement and each other document executed by Buyer in connection with the transactions contemplated hereby. The execution, delivery, and performance by Buyer of this Agreement and each other document executed by Buyer in connection with the transactions contemplated hereby have been duly authorized by all necessary action of Buyer.

Section 4.3 Valid and Binding Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 4.4 Non-Contravention. The execution, delivery, and performance by Buyer of this Agreement and the acquisition of the Properties will not (a) violate any provision of any governing instruments of Buyer, or (b) violate any applicable law, rule or regulation binding upon Buyer.

Section 4.5 Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement.

Section 4.6 Pending Litigation. There are no pending suits or threatened claims, in which Buyer is a party which affect the execution and delivery of this Agreement.

5. Closing of Transaction. Contemporaneous with the execution and delivery of this Agreement (the “Closing”):

Section 5.1 Conveyance of Properties. Seller shall execute, acknowledge and deliver the conveyance attached hereto as Exhibit I (“Conveyance”) to Buyer, effective as to runs of oil and deliveries of gas as of 12:01 o’clock a.m., Central Daylight Time on May 1, 2009 (the “Effective Date”).

Section 5.2 Payment of Purchase Price. Buyer shall deliver the Purchase Price to the Seller, by wire transfer to the following account:

Deutsche Bank Trust Company Americas

New York, NY

ABA No. 021-001-033

Account Name: EFS O&G, LLC

Account No. 50-279-484

TC - AX47

Ref: SBE Energy Partners - EFS21760

Attn: R. Dakin

6. Certain Accounting Adjustments

Section 6.1 Adjustments. Appropriate adjustments shall be made between Buyer and Seller so that (a) all expenses (including all drilling costs, all capital expenditures, and all overhead charges under applicable operating agreements, and all other overhead charges actually charged by third parties) which are incurred in the operation of the Properties after the Effective Date will be borne by Buyer, and all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas and/or other minerals produced from the Oil and Gas Properties after the Effective Date will be received by Buyer, and (b) all expenses which are incurred in the operation of the Properties before the Effective Date will be borne by Seller, all proceeds from the termination or modification of any hedges by the Seller prior to the date of this Agreement shall be received solely by Seller regardless of the time period to which such proceeds relate, and all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas and/or other minerals produced from the Properties before the Effective Date will be received by Seller. For purposes of the adjustments described above, all capital expenditures related to the Longstreet well in Montgomery County, Texas shall be deemed expenses incurred after the Effective Date. Further Seller and Buyer agree that all real property taxes, personal property taxes and similar ad valorem taxes that are levied with respect to the Properties for assessment periods within which the Effective Date occurs shall be apportioned between Seller and Buyer as of the Effective Date based on the number of days in any such period falling before the Effective Date, on the one hand, and on or after the Effective Date, on the other hand (it being understood that Buyer is responsible for the portion of each such taxes attributable to the period beginning on the Effective Date). Further, the accounting settlement adjustment shall reflect the 36.2% undivided interests in Seller’s interest in any severance tax refunds which was included in the Properties conveyed to Buyer in Section 1.1 above.

Section 6.2 Post-Closing Accounting Settlements.

(a) On or before ninety (90) days after Closing, Buyer and Seller shall review any information which may then be available pertaining to the adjustments provided for in Section 6.1, and shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller.

(b) Should any additional items which would be the subject of adjustments provided for in Section 6.1 above come to the attention of Buyer or Seller after such adjustments under subsection (a) above are concluded, such adjustments shall be made by appropriate payments from Buyer to Seller or from Seller to Buyer.

Section 6.3 Sales Taxes. All sales, use and other similar taxes (if any) imposed with respect to the transactions contemplated hereby and undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer. Buyer agrees to be solely responsible in timely remitting such sales taxes and transfer taxes to the appropriate governmental agency, and shall defend, indemnify and hold Seller (and its partners and affiliates, and its and their owners, directors, officers, employees, attorneys, contractors, agents, successors and assigns) harmless from and against any and all such sales, use and other similar taxes (including related penalty, interest or legal costs). Seller and Buyer agree to cooperate with each other in good faith to minimize, to the extent permissible under applicable law, the amount of any such sales and transfer taxes and to show that the requirements for exemptions from such taxes have been met.

7. Preferential Rights and Consents

Section 7.1 Consents. Prior to the date hereof, Seller used reasonable efforts to identify and request waivers of all Preferential Rights and the required Consents which would be applicable to the transactions contemplated hereby. Exhibit II sets forth the Preferential Rights for which seller requested a waiver and the Consents requested by Seller. Seller shall have no obligation other than to request such waivers of Preferential Rights and the Consents listed on Exhibit II (including, without limitation, Seller shall have no obligation to assure that such Consents or waivers of Preferential Rights are obtained). Buyer shall indemnify and hold Seller (and its partners and its and their affiliates and the respective officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorney’s fees) whatsoever that arise out of the failure to obtain Consents or waivers of Preferential Rights with respect to any transfer by Seller to Buyer of any part of the Properties and with respect to any subsequent transfers WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE) OF ANY INDEMNIFIED PARTY.

Section 7.2 Indemnification and Assumption Obligations.

(a) Seller shall, subject to the limitations and procedures contained in this Section 7.2, and in Sections 7.3 and 9.1, remain responsible for and indemnify and hold Buyer harmless from and against any and all claims, obligations, actions, liabilities, damages, expenses or losses (collectively, “Buyer’s Losses”) resulting from any misrepresentation or breach of any warranty, covenant or agreement of Seller contained in this Agreement.

(b) Buyer agrees subject to the limitations and procedures contained in this Section 7.2, and in Sections 7.3 and 9.1, to indemnify and hold Seller harmless from and against any and all claims, obligations, actions, liabilities, damages, costs, expenses, or losses (collectively, “Seller’s Losses”) (i) resulting from any misrepresentation or breach of any warranty, covenant or agreement of Buyer contained in this Agreement; or (ii) arising out of, relating to or caused by, the ownership or operation of the Properties regardless of whether such Seller’s Loss accrued or otherwise arose before, on, or after the Closing, provided that Buyer shall not be obligated to indemnify or hold Seller harmless for any of Buyer’s Losses; or (iii) arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

(c) Buyer hereby agrees, subject to the adjustments provided for in Sections 6.1 and 6.2 to (i) assume, and to timely pay and perform, all duties, obligations and liabilities relating to the ownership and/or operation of the Properties regardless of whether the same accrued or otherwise arose before or after the Closing (including, without limitation, those arising under the contracts and agreements described in Section 1.1(d) above), other than Buyer’s Losses described in Section 7.2(a). In connection with the assumptions set forth in the preceding sentence, it is specifically understood and agreed that (i) such duties, obligations and liabilities include all matters arising out of the condition of the Properties on the date of Closing (including, without limitation, within such matters all obligations to properly plug and abandon, or replug and re-abandon, wells located on the Properties, to restore the surface of the Properties and to comply with, or to bring the Properties into compliance with, applicable environmental laws, rules, regulations and orders, including conducting any remediation activities which may be required on or otherwise in connection with activities on the Properties), regardless of whether such condition or the events giving rise to such condition arose or occurred before or after the Closing (“Environmental Matters”), and (ii) the assumptions by Buyer provided for in the first sentence of this section shall expressly cover and include such matters and (iii) such matters are not included in Buyer’s Losses described in Section 7.2(a) and Buyer hereby agrees to indemnify and hold Seller harmless from and against any Seller’s Losses relating to the Environmental Matters. THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

(d) Nothing in subsections (a), (b) and (c) above shall be construed as overriding the adjustment procedure provided for in Sections 6.1 and 6.2.

Section 7.3 Notice of Claim. If indemnification pursuant to Section 7.2(a) or 7.2(b) is sought, the party seeking indemnification (the “Indemnitee”) shall give written notice to the indemnifying party of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim, and shall allow the indemnifying party to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and cooperate with the indemnifying party in the defense thereof; provided, however, that the omission to give such notice to the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the Indemnitee, except to the extent that the indemnifying party is materially prejudiced by the failure to give such notice. The Indemnitee shall have the right to employ separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the indemnifying party.

8. Notices

Section 8.1 Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service (which provides a receipt), by facsimile (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Seller:	SBE Partners LP
Attention: Chris Cottrell
110 Cypress Station Drive, Suite 220
Houston, Texas 77090
Facsimile: 281.537.8324

If to Buyer:	Catena Oil & Gas LLC
Attention: Chris Cottrell
110 Cypress Station Drive, Suite 220
Houston, Texas 77090
Facsimile: 281.537.8324

With a copy to:	Oil and Gas Section
Thompson & Knight L.L.P.
1722 Routh Street, Suite 1500
Dallas, TX 75201
Fax No.: 214.969.1751

Adrienne Randle Bond Bond & Smyser, LLP 5505 Jackson Houston, Texas 77004 Fax No.: 713-524-1196

and shall be considered delivered on the date of receipt. Either Buyer or Seller may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Article, at least ten (10) days prior to the effective date of such change of address.

9. Miscellaneous Matters

Section 9.1 Survival of Provisions. All obligations, covenants, representations and warranties of Seller set forth in Sections 3.1 through 3.6, and Section 7.2(a) shall only survive the Closing for a period of one (1) year. The obligations, covenants, representations and warranties of Buyer set forth in Sections 4.1 through 4.6, and Section 7.2(b) shall only survive the Closing for a period of one (1) year. The obligations and covenants of Buyer set forth in Section 7.2(c) shall only survive the Closing for a period ending on the later date of: (i) one (1) year after the Closing or (ii) the dissolution of the Seller. Any claim for indemnification under Section 7.2 must be made not later than three (3) months (“Indemnification Period”) after the expiration date of such indemnification as set forth in this Section 9.1. Notwithstanding the foregoing, the indemnity obligation of each party hereto shall continue after the expiration of the Indemnification Period with respect to any indemnified matter for which the party seeking indemnity shall have given the other party written notice as provided herein prior to the expiration of the Indemnification Period.

Section 9.2 Binding Effect; Successors and Assigns. The Agreement shall be binding on the parties hereto and their respective successors and permitted assigns. Neither party shall have the right to assign its rights under this Agreement, without the prior written consent of the other party first having been obtained.

Section 9.3 Imbalances. Buyer shall succeed to the position of Seller with respect to all gas imbalances. As a result of such succession Buyer shall (i) be entitled to receive any and all benefits, including payments of proceeds of production in excess of amounts which it would otherwise be entitled to produce and receive by virtue of ownership of the Properties, which Seller would have been entitled to receive by virtue of such positions and (ii) shall be obligated to suffer any detriments which Seller would have been obligated to suffer by virtue of such positions.

Section 9.4 Expenses. Each party shall bear and pay all expenses incurred by it in connection with the transaction contemplated by this Agreement.

Section 9.5 Entire Agreement - Amendment. This Agreement, and the related Consent and Amendment No. 1 to the Agreement of Limited Partnership (the “Partnership Agreement”) of SBE Partners LP of even date herewith, contains the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter. Seller and Buyer agree that the Properties conveyed to Buyer under this Agreement are not subject to the terms of the Partnership Agreement. This Agreement may only be amended or waived in writing.

Section 9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas applicable to a contract executed and performed in such State, without giving effect to conflicts of laws principles requiring the application of the law of another State.

Section 9.7 Multiple Counterparts; Fax. This instrument may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 9.8 Confidentiality. Seller shall keep all information related to the Properties in strict confidence. Seller shall not disclose such information to any person except to their accountants, attorneys and other representatives and the extent such disclosure is required by applicable law and shall not use such information to its competitive advantage when in competition with Buyer.

Section 9.9 Exclusive Remedy. The sole and exclusive remedy of Buyer with respect to the Properties shall be pursuant to the express provisions of this Agreement. Without limitation of the foregoing, the sole and exclusive remedy of Buyer for any and all (a) claims relating to any representations, warranties, covenants and agreements contained in this Agreement, (b) other claims pursuant to or in connection with this Agreement and (c) other claims relating to the Properties and the purchase and sale thereof shall be any right to indemnification from such claims that is expressly provided in this Agreement, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by law. Buyer hereby waives, to the fullest extent permitted under applicable law, any right to contribution against Seller (including, without limitation, any contribution claim arising under any applicable environmental law) and any and all other rights, claims and causes of action it may have against Seller arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.

Section 9.10 Tag Along Rights. If Buyer or Seller receives an offer to purchase all or a portion of its interest in the Properties (which for purposes of this Section 9.10 the term Properties shall not be limited by the undivided 36.2% interest to be conveyed to Buyer but shall simply include the general description of the Properties set forth in Sections 1.1 (a) through (e)), the party receiving such offer (“Selling Party”) agrees to provide written notice of such offer to the other party hereto within ten (10) days of the receipt of said offer (“Selling Party Notice”). Further, the Selling Party may not consummate any such sale unless the proposed purchaser is ready, willing and able to consummate the sale with the other party hereto in order to purchase an equivalent pro rata portion of such other party’s interest in the same Properties on the same terms and conditions as those offered to and agreed to by the Selling Party (except to the extent proportionately adjusted to take into account the relative interest of the parties in such properties). If the other party does not accept the terms offered and agreed to by the Selling Party, then the Selling Party is free to consummate the agreed upon transaction within 90 days of the Selling Party Notice. In the event either Buyer or Seller sells all of its remaining interests in the Properties, the rights granted in this section shall terminate and no longer be in force and effect.

Section 9.11 Public Announcements. Except as may be required by any applicable law, neither party shall issue (or assist with the issue of) any press release or otherwise make any statement to the public generally with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties (which consent shall not be unreasonably withheld and which consent, if given verbally, shall be confirmed in writing within one (1) business day thereafter). Buyer and Seller expressly agree that Buyer may make a press release or statement and file any required disclosures under federal securities laws as required by applicable law within the times mandated by those laws. Buyer shall provide Seller with a draft copy of such press release or statement at least two (2) business days before any release or filing where at all practicable, and shall also promptly provide updated drafts of any revisions to said release or statements as the same are internally made by Buyer.

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date indicated below their respective signatures, but effective as of the date set forth above.

SELLER:
SBE PARTNERS LP,
a Texas limited partnership

By Catena Oil & Gas LLC, its general partner

By:	/s/ Christopher E. Cottrell
Christopher E. Cottrell
Vice President Land & Marketing
Dated:	May 29, 2009

BUYER:
CATENA OIL & GAS LLC,
a Texas limited liability company

By:	/s/ Christopher E. Cottrell
Christopher E. Cottrell
Vice President Land & Marketing
Dated:	May 29, 2009

TABLE OF EXHIBITS

Exhibit A	Leases and Lands

Exhibit I	Conveyance

Exhibit II	Preferential Rights and Consents

EXHIBIT I

CONVEYANCE

SBE Partners LP, a Texas limited partnership (herein called “Grantor”), for Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER, and DELIVER unto Catena Oil & Gas LLC, a Texas limited liability company (herein called “Grantee”), whose address is 110 Cypress Station Drive, Suite 220, Houston, Texas 77090, an undivided 36.2% of Grantor’s right, title and interest in and to:

(a) The oil and gas leases described on Exhibit A hereto; and

(b) Without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Grantor in and to the oil, gas and other minerals in and under or that may be produced from the lands described on Exhibit A hereto (including, without limitation, interests in oil, gas and/or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests insofar as they cover such lands), even though Grantor’s interest therein may be incorrectly described in, or omitted from, such Exhibit A; and

(c) All presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations), any other orders, permits or credits of any governmental entity, and any and all severance tax refunds to the extent that they relate to any of the properties described in subsection (a) and (b) above; and

(d) All presently existing and valid production sales contracts, operating agreements, and other agreements and contracts to the extent that they relate to any of the properties described in subsections (a), (b) and (c) above; and

(e) All materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment) located on the properties described in subsections (a), (b) and (c) above and used in connection with the exploration, development, operation or maintenance thereof.

The properties, rights and interests (as to the undivided 36.2% conveyed hereby) specified in the foregoing subsections (a), (b), (c), (d) and (e), are herein sometimes collectively called the “Properties”.

The Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Grantor:

(i) all rights and chooses in action, arising, occurring or existing in favor of Grantor prior to the Effective Date or arising out of the operation of or production from the Properties prior to the Effective Date (including, but not limited to, any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Grantor and relating and accruing to any time period prior to the Effective Date);

1

(ii) any accounts receivable relating to the Properties accruing before the Effective Date;

(iii) all corporate, financial, tax and legal (other than title) records of Grantor;

(iv) all contracts of insurance or indemnity, to the extent that the proceeds relate to the losses of Grantor based on its interests in and to the Properties;

(v) any refund of costs, taxes or expenses borne by Grantor attributable to the period prior to the Effective Date, except for severance tax refunds conveyed to Grantee above;

(vi) all deposits, cash, checks, funds and accounts receivable attributable to Grantor’s interests in the Properties with respect to any period of time prior to the Effective Date;

(vii) all computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Grantor, and not otherwise in possession of the Grantee; and

These excluded properties are collectively referred to as the “Excluded Properties.” It is understood that certain of the Excluded Properties may not be embraced by the term “Properties.” The fact that certain assets have been expressly excluded is not intended to suggest that had they not been excluded they would have constituted Properties and shall be not used to interpret the meaning of any word or phrase used in describing the Properties.

TO HAVE AND TO HOLD the Properties unto Grantee, its successors and assigns, forever.

THIS CONVEYANCE IS MADE WITHOUT ANY WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE AND GRANTOR EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, THE PROPERTIES ARE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO TITLE TO THE PROPERTIES OR RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE. WITHOUT LIMITATION OF THE FOREGOING, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE DOCTRINE OF AFTER ACQUIRED TITLE SHALL NOT APPLY TO THIS CONVEYANCE AND THAT THE GRANTOR SHALL NOT BE ESTOPPED FROM ASSERTING ANY AFTER ACQUIRED RIGHT, TITLE OR INTEREST. GRANTEE HAS INSPECTED, OR WAIVED ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”). GRANTEE IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTIES, AND GRANTEE ACCEPTS ALL OF

2

THE SAME IN THEIR “AS IS”,” WHERE IS” CONDITION. ALSO WITHOUT LIMITATION OF THE FOREGOING, GRANTOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO GRANTEE IN CONNECTION WITH THIS CONVEYANCE INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO GRANTEE BY GRANTOR OR BY GRANTOR’S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY GRANTOR OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO GRANTEE ARE PROVIDED TO GRANTEE AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST GRANTOR AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT GRANTEE’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

This Conveyance is made subject to that certain Agreement of Sale and Purchase between Grantor and Grantee dated as of May 29, 2009 (the “Purchase Agreement”). Such Agreement contains certain representations, warranties and agreements between the parties, some of which may survive the delivery of this Conveyance, as provided for therein.

Grantor agrees to execute and deliver to Grantee, from time to time, such other and additional instruments, notices, division orders, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Grantee the Properties.

This Conveyance is being executed in several counterparts all of which are identical except that, to facilitate recordation, certain counterparts hereof may contain only that portion of Exhibit A which contains specific descriptions of properties located in the recording jurisdiction in which the particular counterpart is to be recorded, with other portions of Exhibit A being included in such counterparts by reference only. All of such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Conveyance has been executed by Grantor on the date of its acknowledgment effective as to runs of oil and deliveries of gas, and for all other purposes, as of 7:00 a.m. Central Daylight Time, on May 1, 2009.

3